EXHIBIT 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT is made as of this 27th day of April, 2022, by Clearfield, Inc., a Minnesota corporation, with its principal office at 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428 ("Borrower") in favor of Bremer Bank, National Association, a national banking association, with an office at 1995 Rahncliff Court, Eagan, Minnesota 55123 ("Bank").

RECITALS:

WHEREAS, the Borrower and Bank are parties to that certain Loan Agreement dated of even date herewith ("Loan Agreement"); and

WHEREAS, pursuant to the terms of the Loan Agreement, the Borrower delivered that certain Revolving Credit Promissory Note dated of even date herewith in the original principal amount of $40,000,000.00 ("Note"); and

WHEREAS, to secure its obligations to Bank under the Loan Agreement and the Note, Borrower hereby grants to Bank a security interest in certain of its assets; and

WHEREAS, the Borrower has determined that the execution, delivery and performance of this Security Agreement is in its best interest and pecuniary interest.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meaning set forth:

“Accession” shall mean goods that are physically united with other goods in such a manner that the identity of the original goods is not lost.

"Accounts", except as used in “account for”, shall mean a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term includes health-care-insurance receivables. The term does not include (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter of credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.

"Bank" shall have the meaning set forth in the preamble hereto.

"Borrower" shall have the meaning set forth in the preamble hereto.

"Chattel Paper" shall mean a record or records that evidence both a monetary obligation and a security interest in specific Goods, a security interest in specific Goods and Software used in the Goods, a security interest in specific Goods and license of Software used in the Goods, a lease of specific Goods, or a lease of specific Goods and license of Software used in the Goods. In the paragraph, “monetary obligation” shall mean a monetary obligation secured by the Goods or owed under a lease of the goods and includes a monetary obligation with respect to Software used in the Goods. The term does not include (i) charters or other contracts involving the use or hire of a vessel or (ii) records that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card. If a transaction is evidenced by records that include an instrument or series of instruments, the group of records taken together constitutes Chattel Paper.

"Collateral" shall mean all property in which a security interest is granted hereunder.

"Controlled Property" shall mean property of every kind and description in which Borrower has or may acquire any interest, now or hereafter at any time in the possession or control of Bank for any reason including, without limitation, all amounts now or hereafter on deposit with Bank and all interest, dividends and distributions on or other rights in connection with such property.

"Data Processing Records and Systems" shall mean all of Borrower's now existing or hereafter acquired electronic data processing and computer records, software, systems, manuals procedures, disks, tapes and all other storage media and memory.

“Deposit Accounts” shall mean a demand, time, savings, passbook, or similar account maintained with a bank. The term does not include Investment Property or accounts evidenced by an instrument.

"Document" shall mean any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of Goods or any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the Goods it covers or any receipt issued for Goods which are stored under a statute requiring a bond against withdrawal or under a license for the issuance of receipts in the nature of warehouse receipts.

“Electronic Chattel Paper” shall mean Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.

"Equipment" shall mean goods other than Inventory, farm products or consumer goods.

"Event of Default" shall have the meaning specified in Article VI hereof.

“Excluded Assets” means all the following assets, if any, of Borrower: (a) real property (including leases for real property) and fixtures, (b) motor vehicles, rolling stock, aircraft, watercraft, other vehicles, and other assets subject to certificates of title, (c) IP Rights and other intellectual property, (d) contracts, agreements, instruments, licenses and governmental authorizations (and, in each case, rights thereunder) to the extent the grant of a security interest therein is prohibited by law or would result in a breach or default thereunder (or would require the consent of the counterparty thereto or governmental authority that is not obtained), in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or equivalent statutes of any jurisdiction) or any other Law), (e) any asset or property to the extent that the grant of a security interest in such asset or property is prohibited by law or requires a consent not obtained of any governmental authority pursuant to law (except to the extent the law prohibiting such grant or requiring such consent is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or equivalent statutes of any jurisdiction) or any other Law), (f) all payroll accounts, payroll withholding tax accounts, customs duties, import duties and custom brokers’ charges, accounts held in a fiduciary capacity or otherwise for the benefit of a third party and employee benefit accounts to the extent funded or maintained in accordance with prudent business practice or as required by law, (g) the equity interests of any subsidiary, (h) any assets located outside the United States and (i) upon Borrower’s written request, assets for which the Bank reasonably determines that the cost, burden or consequences (including adverse tax consequences) of obtaining a perfected security interest in such assets exceeds the practical benefit of such assets as collateral to the Bank.

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"Fixtures" shall mean Goods which have become so related to particular real property that an interest in them arises under real property law.

"General Intangibles" shall mean any personal property, including things in action, other than Accounts, Chattel Paper, commercial tort claims, Deposit Accounts, Documents, Goods, Instruments, Investment Property, Letter of Credit Rights, letters of credit, money and oil, gas, or other minerals before extraction. The term includes Payment Intangibles and Software.

"Goods" shall mean all things that are movable when a security interest attaches. The term includes (i) Fixtures, (ii) standing timber that is to be cut and removed under a conveyance or contract for sale, (iii) the unborn young of animals, (iv) crops grown, growing, or to be grown, even if the crops are produced on trees, vines, or bushes, and (v) manufactured homes. The term also includes a computer program embedded in goods and any supporting information provided in connection with a transaction relating to the program if the program is associated with the goods in such a manner that it customarily is considered part of the goods, or by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods. The term does not include a computer program embedded in goods that consist solely of the medium in which the program is embedded. The term also does not include Accounts, Chattel Paper, commercial tort claims, Deposit Accounts, Documents, General Intangibles, Instruments, Investment Property, Letter of Credit Rights, letters of credit, money, or oil, gas, or other minerals before extraction.

"Instruments" shall mean a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, not in itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment The term does not include (i) Investment Property, (ii) letters of credit, or (iii) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.

"Inventory" shall mean all Goods and property held for sale or lease, or furnished or to be furnished under contracts of service, or held as raw materials, work in process or materials used or consumed or to be used or consumed in business and all manufacturing and processing rights, patents, patent rights, licenses, trademarks, trade names and copyrights in connection therewith, now owned or hereafter acquired.

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“Investment Property” shall mean a security, whether certificated or uncertificated, a security entitlement, a securities account, a commodity contract, or a commodity account.

“Letter of Credit Rights” shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.

"Loans" shall mean any extensions of credit to the Borrower by the Bank pursuant to the Loan Agreement or the Note issued pursuant thereto as the same may be extended, renewed, amended or modified from time to time.

"Motor Vehicles" shall mean all motor vehicles required to be licensed and/or titled under the laws of any state.

"Obligations" has the meaning assigned in the Loan Agreement.

“Payment Intangibles” shall mean a General Intangible under which the account debtor’s principal obligation is a monetary obligation.

"Proceeds" shall mean whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, including but not limited to insurance payable by reason of loss or damage to the Collateral.

“Software” shall mean a computer program and any supporting information provided in connection with a transaction relating to the program. The term does not include a computer program that is included in the definition of Goods.

“Supporting Obligations” shall mean a Letter of Credit Rights or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument or Investment Property.

All capitalized terms used herein not specifically defined herein shall have the meaning ascribed to them in the Loan Agreement.

ARTICLE II

SECURITY INTERESTS

As security for the payment of all Obligations, Borrower hereby grants to Bank a security interest in all of Borrower's now owned or hereafter acquired or arising:

(a)       Accounts;

(b)       Chattel Paper;

(c)       Electronic Chattel Paper;

(d)       Controlled Property;

(e)       Data Processing Records and Systems;

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(f)       Deposit Accounts;

(g)       Documents;

(h)       Equipment and Accessions thereto;

(i)       Fixtures;

(j)       General Intangibles;

(k)       Instruments;

(l)       Inventory;

(m)       Investment Property;

(n)       Letter of Credit Rights;

(o)       Payment Intangibles;

(p)       Proceeds (whether cash or non-cash Proceeds, including non-cash Proceeds of all types) including but not limited to Inventory, Equipment or Fixtures acquired with cash Proceeds;

(q)       Software; and

(r)       Supporting Obligations;

provided, however that to the extent any such asset listed in subclauses (a) through (r) constitutes an Excluded Asset, such asset shall not constitute Collateral.

ARTICLE III

REPRESENTATIONS AND COVENANTS OF BORROWER

Borrower represents, warrants and covenants that:

3.1       Authorization. The execution and performance of this Agreement has been duly authorized by all necessary action and does not and will not (i) require any consent or approval of the stockholders of any entity, or the consent of any governmental entity, or (ii) violate any provision of any material indenture, contract, agreement or instrument to which Borrower is a party or by which it is bound.

3.2       Title to Collateral. Borrower has good and marketable title to all of the Collateral and none of the Collateral is subject to any security interest except for the security interest created pursuant to this Agreement, Permitted Encumbrances, and except as disclosed on Exhibit A attached hereto.

3.3       Disposition or Encumbrance of Collateral. Except for (i) dispositions of Inventory to customers in the ordinary course of its business, (ii) the sale of obsolete, worn or damaged equipment or the trade in of equipment for similar or related equipment in the ordinary course of business, (iii) the sale or discount of accounts receivable by the Borrower in connection with the compromise or collection thereof in the ordinary course of business; and (iv) dispositions by the Borrower that are made for fair market value, Borrower will not, sell or otherwise transfer or dispose of the Collateral without the prior written consent of Bank.

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3.4       Validity of Accounts. The Borrower warrants that all Accounts, Chattel Paper and Instruments listed in the Borrower's schedules will, when the Borrower delivers the schedules to the Bank, be bona fide existing obligations created by the sale and actual delivery of Goods or the rendition of services to customers in the ordinary course of business, which the Borrower then owns free and clear of any security interest other than, Permitted Encumbrances, the security interest created by this Agreement and which are then unconditionally owing to Borrower without defenses, offset or counterclaim, and that all shipping or delivery receipts, invoice copies and other documents furnished to Bank in connection therewith will be genuine, and that the unpaid principal amount of any Chattel Paper or Instrument and any security therefor is and will be as represented to Bank on the date hereof.

3.5       Maintenance of Equipment, Fixtures and Inventory; Location. Borrower will maintain all tangible Collateral in good condition and repair (ordinary wear and tear excepted). At the time of attachment and perfection of the security interest granted pursuant hereto and thereafter, all tangible Collateral (other than Inventory in-transit, Collateral in the possession of subcontractors for processing, molds and assets related thereto in the possession of suppliers, Collateral used to transport people or goods, Collateral out for repair, or Collateral at employees’ homes, in the ordinary course of business; or Collateral located at third party storage locations that does not exceed $250,000.00 in the aggregate) will be located and will be maintained only at the locations set forth on Exhibit A hereto. Collateral in the aggregate in excess of $250,000.00 will not be removed from such locations unless, prior to any such removal, the Borrower has given written notice to Bank of the location or locations to which the Borrower desires to remove the Collateral, Bank has given its written consent to such removal, and the Borrower has delivered to Bank acknowledgment copies of financing statements filed where appropriate to continue the perfection of Bank's security interest as a first priority security interest therein. Bank's security interest attaches to all of the Collateral wherever located and Borrower's failure to inform Bank of the location of any item or items of Collateral shall not impair Bank's Security Interest therein.

3.6       Notation on Chattel Paper. For purposes of the security interest granted pursuant to this Security Agreement, Bank has been granted a direct security interest in all Chattel Paper. Upon Bank's request, Borrower will deliver to Bank the original of all Chattel Paper in excess of $100,000.00. Borrower will not execute any copies of Chattel Paper other than those which are clearly marked with a legend reflecting Bank's Security Interest therein.

3.7       Instruments as Proceeds. Notwithstanding any other provision in this Agreement concerning Instruments, Borrower covenants that Instruments constituting cash Proceeds (for example, money and checks) shall be deposited in deposit accounts with Bank containing only Proceeds.

3.8       Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling and shipping of the Collateral, all costs of keeping the Collateral free of any liens, encumbrances and security interests prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by Borrower and if Borrower fails to promptly pay any thereof when due, Bank may, at its option, but shall not be required to pay the same whereupon the same shall constitute Obligations and shall bear interest at the rate applicable to indebtedness of Borrower incurred pursuant to the Loan Agreement and shall be secured by the Security Interest granted hereunder.

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3.9       Insurance. Borrower will procure and maintain, or cause to be procured and maintained, insurance issued by responsible insurance companies insuring the Collateral against damage and loss by theft, fire, collision (in the case of motor vehicles), and such other risks as requested by Bank in an amount and under policies acceptable to Bank, which policies shall provide that proceeds shall be payable in the case of any loss in excess of $250,000.00, to Borrower and Bank jointly. All such insurance shall contain an agreement by the insurer to provide Bank with 10 days' prior notice of cancellation and an agreement that the interest of Bank shall not be impaired or invalidated by any act or neglect of the Borrower nor by the occupation of the premises wherein such Collateral is located for purposes more hazardous than are permitted by said policy. Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (which may include, without limitation, public and product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is maintained by Borrower as of the date of this Agreement. Borrower will deliver evidence of such insurance and the policies of insurance or copies thereof to Bank upon request.

3.10       Compliance with Law. Borrower will not use the Collateral, or knowingly permit the Collateral to be used, for any unlawful purpose or in violation of any federal, state or municipal law except to the extent such violation would not have a material adverse effect on the Borrower’s business or property.

3.11       Books and Records; Access.

(a)       Borrower will permit Bank, no more than once per year, provided no Event of Default has occurred and is continuing, to examine Borrower's books and records (including Data Processing Records and Systems) with respect to the Collateral and make extracts therefrom and copies thereof, and Borrower will furnish such information and reports to Bank regarding the Collateral as Bank may from time to time reasonably request. Borrower will also permit Bank to inspect the Collateral. Notwithstanding the foregoing, Borrower will not be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) if such information constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to Bank (or its representatives or contractors) is prohibited by law or material contractual obligation with any third party that is not an affiliate of the Borrower (and, in such case, solely to the non-financial matters to which such contractual obligation relates) or (z) such information is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)       Bank shall have authority, at any time during the continuance of an Event of Default, to place, or require Borrower to place, upon Borrower's books and records relating to Accounts, Chattel Paper, Instruments and other rights to payment covered by the security interest granted hereby a notation or legend stating that such Accounts, Chattel Paper, Instruments and other rights to payment are subject to a security interest of Bank.

3.12       Notice of Default. Promptly upon any officer of Borrower becoming aware of the existence of any event which with notice, time or both would become an Event of Default, Borrower will give notice to Bank that such default or Event of Default exists, stating the nature thereof, the period of existence thereof, and what action Borrower proposes to take with respect thereto.

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3.13       Additional Documentation. Borrower will execute, from time to time, such financing statements, assignments, and other documents covering the Collateral located in the United States, including Proceeds, as Bank may request in order to create, evidence, perfect, maintain or continue its security interest in the Collateral (including additional Collateral acquired by the Borrower after the date hereof), and Borrower will pay the cost of filing the same in all public offices in which Bank may deem filing to be appropriate; and will notify Bank promptly upon acquiring any additional Collateral. Upon request, Borrower will deliver to Bank, all Borrower's Documents, Instruments and Chattel Paper.

3.14       Chief Executive Office. The location of the principal office of Borrower is set forth in the preamble hereto and will not be changed without 30 days' prior written notice to Bank. Borrower warrants that its books and records concerning Accounts and Chattel Paper are located at its chief executive office.

3.15       Name of Borrower. Borrower's true name is as set forth in the preamble hereto. Borrower has not used any other name within the past five years except those described on Exhibit A attached hereto. Borrower has not executed any financing statements or security agreements presently effective as to the Collateral except those described on Exhibit A attached hereto.

3.16       State of Incorporation. Borrower has been duly organized in the State of Minnesota. Borrower will not change its name or the state of its organization without 30 days’ prior written notice to Bank.

3.17       Filing of Financing Statement. Borrower hereby irrevocably authorizes the Bank to file financing statements covering the Collateral located in the United States in such offices as the Bank may deem necessary or advisable, in the exercise of the Bank’s sole discretion.

3.18       Control. Borrower will cooperate with the Bank in obtaining control with respect to any type of Collateral where control is a method of perfecting the Bank’s security interest in such Collateral.

ARTICLE IV

COLLECTIONS

Upon the occurrence of an Event of Default, the Bank may at any time enforce any or all of Borrower’s rights against all Account Debtors (as that term is defined in the Uniform Commercial Code) or other obligors on any Collateral. Upon occurrence of an Event of Default, all full and partial payments on any Collateral shall immediately be delivered by Borrower to Bank in their original form, except for endorsement where necessary. Until such payments are so delivered to Bank, such payments shall be held in trust by Borrower for and as Bank's property and shall not be commingled with any funds of Borrower.

ARTICLE V

ASSIGNMENT OF INSURANCE

Borrower hereby collaterally assigns to Bank, as additional security for payment of the Obligations, any and all monies due or to become due under, and any and all other rights of Borrower with respect to, any and all policies of insurance covering the Collateral, and Borrower hereby directs the issuer of any such policy to pay any such monies in excess of $250,000.00 directly to Bank. After a default, Bank may (but need not) in its own name or in Borrower's name execute and deliver proofs of claim, receive such monies, endorse checks and other instruments representing such monies, and settle or litigate any claim against the issuer of any such policy. Any amounts available after the application of insurance proceeds to the Obligations shall be returned to Borrower.

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ARTICLE VI

EVENTS OF DEFAULT

The occurrence of any Event of Default as defined in the Loan Agreement shall constitute an Event of Default hereunder ("Event of Default").

ARTICLE VII

RIGHTS AND REMEDIES ON DEFAULT

Upon the occurrence of an Event of Default, and at any time thereafter until such Event of Default is cured to the satisfaction of Bank, and in addition to the rights granted to Bank under Articles IV and V hereof, Bank may exercise any one or more of the following rights and remedies:

7.1       Acceleration of Obligations. Declare any and all Obligations to be immediately due and payable, and the same shall thereupon become immediately due and payable without further notice or demand.

7.2       Advance for Collection. Advance costs of collection, including but not limited to expenses and reasonable attorney fees, against the Note.

7.3       Right of Offset. With contemporaneous notice to the Borrower, offset any deposits, including unmatured time deposits, then maintained by Borrower with Bank, whether or not then due, against any indebtedness then owed by Borrower to Bank whether or not then due, provided however, that any deposits maintained in trust for the benefit of Borrower's employees under a qualified plan shall not be subject to offset.

7.4       Deal with Collateral. In the name of Borrower or otherwise, demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for and prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral. Borrower waives any right it may have to require the Bank to clean up or otherwise prepare the Collateral for sale.

7.5       Realize on Collateral. Take any action which Bank may deem necessary or desirable in order to realize on the Collateral, including, without limitation, the power to perform any contract, to endorse in the name of Borrower any checks, drafts, notes, or other instruments or documents received in payment of or on account of the Collateral.

7.6       Access to Property. Subject to any agreements with landlords and applicable law, enter upon and into and take possession of all or such part or parts of the properties of Borrower, including lands, plants, buildings, Equipment, Data Processing Records and Systems and other property as may be necessary or appropriate in the judgment of Bank, to permit or enable Bank to store, lease, sell or otherwise dispose of all or any part of the Collateral, and use and operate said properties for such purposes and for such length of time as Bank may deem necessary or appropriate for said purposes without the payment of any compensation to Borrower therefor. Borrower shall provide Bank with all information and assistance requested by Bank to facilitate the storage, leasing, sale or other disposition of the Collateral after an Event of Default.

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7.7       Other Rights. Exercise any and all other rights and remedies available to it by law or by agreement, including rights and remedies under the Uniform Commercial Code (the "Code"), or any other applicable law, Bank may require Borrower to assemble the Collateral and make it available to Bank at a place to be designated by Bank, and any notice of intended disposition of any of the Collateral required by law shall be deemed reasonable if such notice is mailed or delivered to Borrower in accordance with the notice provisions contained herein at least 10 days before the date of such disposition. Borrower waives any right it may have to require the Bank to pursue any third person for any of the Obligations.

7.8       Warranties. The Bank may sell the Collateral without giving any warranties as to the Collateral. The Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

7.9       Sales on Credit. If the Bank sells any of the Collateral upon credit, the Borrower will be credited only with payments actually made by the purchaser, received by the Bank and applied to the indebtedness of the purchaser. In the event any purchaser fails to pay for the Collateral, the Bank may resell the Collateral and the Borrower shall be credited with the proceeds of the sale.

7.10       Purchases by the Bank. In the event the Bank purchases any of the Collateral being sold, the Bank may pay for the Collateral by crediting some or all of the Obligations of the Borrower.

7.11       No Marshaling. The Bank has no obligation to marshal any assets in favor of the Borrower, or against or in payment of: (a) the Note; (b) any of the other Obligations; or (c) any other obligation owed to the Bank by Borrower or any other person.

7.12       Power of Attorney. The Borrower appoints Laura J. Helmueller, or any other person whom Bank may from time to time designate as Borrower's attorney, with power, after the occurrence of an Event of Default, to endorse Borrower's name on any checks, notes, acceptances, drafts or other forms of payment or security that may come into Bank's possession, to sign Borrower's name on any invoice or bill of lading relating to any Collateral, on drafts against customers, on schedules and confirmatory assignments of Accounts, Chattel Paper, Documents, Instruments or other Collateral, on notices of assignment, financing statements under the Code and other public records, on verifications of accounts and on notices to customers, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Bank, to receive and open all mail addressed to Borrower, to send requests for verification of Accounts, Chattel Paper, Instruments or other Collateral to customers for purposes of enforcing its rights hereunder and to do all things necessary to carry out this Agreement. The Borrower ratifies and approves all acts of the attorney taken within the scope of the authority granted. Neither Bank nor the attorney will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law except to the extent the same constitute willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable so long as any Obligation remains unpaid. The Borrower waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notice to which Borrower may otherwise be entitled.

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ARTICLE VIII

MISCELLANEOUS

8.1       No Liability on Collateral. It is understood that Bank does not in any way assume any of the Borrower's obligations under any of the Collateral. Borrower hereby agrees to indemnify Bank against all liability arising in connection with or on account of any of the Collateral, except for any such liabilities arising on account of Bank's gross negligence or willful misconduct.

8.2       No Waiver. Bank shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Borrower unless such waiver be in writing and signed by Bank. No delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

8.3       Remedies Cumulative. All rights and remedies of Bank shall be cumulative and may be exercised singularly or concurrently, at its option, and the exercise or enforcement of any one such right or remedy shall not bar or be a condition to the exercise or enforcement of any other.

8.4       Governing Law/Jurisdiction. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Minnesota. Borrower hereby consents to the personal jurisdiction of the state and federal courts of the State of Minnesota in connection with any controversy related to this Agreement, waives any argument that venue in such forums is not convenient and agrees that any litigation initiated by Borrower against Bank shall be venued in such courts.

8.5       Expenses. Borrower agrees to pay the reasonable and documented out-of-pocket attorneys' fees and legal expenses incurred by Bank in the exercise of any right or remedy available to them under this Agreement, whether or not suit is commenced, including, without limitation, attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment.

8.6       Successors and Assigns.

(a)       This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Bank and shall bind all persons who become bound as Borrower to this Security Agreement.

(b)       The Bank does not consent to any assignment by the Borrower except as expressly provided in this Security Agreement.

(c)       The Bank may assign its rights and interests under this Security Agreement. If an assignment is made, the Borrower shall render performance under this Security Agreement to the assignee. The Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Bank except defenses which cannot be waived.

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8.7       Recitals. The above Recitals are true and correct as of the date hereof and constitute a part of this Agreement.

8.8       Notice. Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mail, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

If to Borrower:	Clearfield, Inc.
7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
Attn: Legal Department

If to Bank:	Bremer Bank, National Association
1995 Rahncliff Court
Eagan, Minnesota 55123
Attn: Laura J. Helmueller

With a copy to:	Christoffel & Elliott, P.A.
1111 UBS Plaza
444 Cedar Street
St. Paul, Minnesota 55101-2129
Attn: James F. Christoffel

8.9       Integration. This Agreement together with any attachments referred to herein constitutes the full and complete agreement of the parties and any references herein to this Agreement shall include any attachments unless otherwise indicated.

8.10       Counterparts. This Agreement may be signed in any number of counterparts, including electronic and facsimile counterpart signatures, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(the remainder of this page left blank)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Clearfield, Inc.

By	/s/ Daniel R. Herzog
Its Chief Financial Officer/Secretary

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EXHIBIT A

I.	Financing Statements on File Listing Borrower or any Predecessor in Title as Debtor

	Goods	Financing
Creditor	Covered	Statement

MUFG Union Bank, N.A.	Specific Receivables	#1236046200379

II.	Location of Tangible Collateral, Equipment, Fixtures and Inventory

7050 Winnetka Avenue North, Suite 100

Brooklyn Park, Minnesota 55428

8801 95th Avenue North

Brooklyn Park, Minnesota 55445

III.	Prior Names

None

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